EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-72955) of Exxon Mobil Corporation of our report dated June 10, 2005 relating to the financial statements and supplemental schedule, which appears in this Annual Report of the ExxonMobil Savings Plan on Form 11-K.

PricewaterhouseCoopers LLP

Houston, Texas

June 10, 2005